Exhibit 99.1

Acenzia Selected to join Team Canada Trade Mission to India

Team Canada Delegation to be led by Honorable Mary Ng, Canada’s Minister of International Trade, Export Promotion, Small Business and Economic Development

BELLEVUE, Wash., August 24, 2023 – Novo Integrated Sciences, Inc. (NASDAQ: NVOS) (the “Company” or “Novo”), today announced that Acenzia, a nutraceutical manufacturer and a Canadian subsidiary of Novo, has been invited to join the Team Canada Trade Mission to India, led by the Honorable Mary Ng, Canada’s Minister of International Trade, Export Promotion, Small Business and Economic Development. For Acenzia, being selected to be a member of this Canada-India Trade Mission is an honor and validates Acenzia’s dedication to introducing its high-quality evidenced-based dietary, nutraceutical, and food products to a rapidly growing consumer base. Dr. Joseph Chalil, MD, MBA, FACHE, Novo’s Chief Medical Officer, will represent Novo and Acenzia as a member of the Team Canada delegation.

The Canada-India Trade Mission, scheduled to visit Mumbai, Bangalore, and Hyderabad, India from October 8-14, 2023, is an important component of Canada’s Indo-Pacific strategy to deepen bilateral trade and to further expand the economic partnership between Canada and India, while also recognizing the critical importance of the Indo-Pacific region for Canada’s prosperity. The Indo-Pacific region encompasses 40 economies, over 4 billion people, and $47.19 trillion in economic activity, and it represents over one-third of all global economic activity. As India and the Indo-Pacific burgeoning middle class expands, so does the demand for access to high-quality healthcare related services, devices, information, and products.

Robert Mattacchione, Novo’s CEO and Chairman of the Board, stated, “It is both an honor and significant opportunity for our company to have been selected to participate as an invited member of the Team Canada Trade Mission to India. We are excited to showcase the potential of our company and begin the process of nurturing the opportunities and the relationships this initiative will bring to light.”

About Acenzia Inc.

Acenzia’s 36,000 square foot facility is located in Windsor Ontario Canada and includes Class 100 pharmaceutical grade cleanrooms and certified laboratories from which Acenzia creates and manufactures evidenced-based dietary, nutraceutical, and food products that can be validated through personalized diagnostics. Acenzia is dedicated to the creation of innovative therapeutics and diagnostics that enables individualized health optimization.

Acenzia, founded in 2015, is licensed by multiple international government agencies including Health Canada, the U.S. FDA, and the European Union for Good Manufacturing Practices (GMP) for over-the-counter and dietary supplement manufacturing. In addition, Acenzia maintains multiple third-party licenses including from the National Sanitation Foundation International (NSF) for meeting the required public health standards for manufacturing food, nutrition, and supplements. For more information, please visit www.acenzia.com

About Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc. is pioneering a holistic approach to patient-first health and wellness through a multidisciplinary healthcare ecosystem of services and product innovation. Novo offers an essential and differentiated solution to deliver, or intend to deliver, these services and products through the integration of medical technology, advanced therapeutics, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered both now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar: Service Networks. Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar: Technology. Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar: Products. Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science combined with the integration of sophisticated, secure technology assures Novo Integrated Sciences of continued cutting-edge advancement in patient-first platforms.

For more information concerning Novo Integrated Sciences, please visit www.novointegrated.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, or the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in Novo’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown uncertainties and other factors which are, in some cases, beyond Novo’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects Novo’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Novo assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

Chris David, COO & President

Novo Integrated Sciences, Inc.

chris.david@novointegrated.com

(888) 512-1195